Exhibit 99.1

GeoPetro Resources Company

Announces Year End 2007 Financial Results, Operational Update and

Expiration of Transfer Restrictions Affecting Its Common Stock

Trading on the Toronto Stock Exchange

SAN FRANCISCO--(BUSINESS WIRE)--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR) (TSX:GEP) today reported audited financial results for the year ended December 31, 2007. All currency amounts in this release are stated in U.S. dollars.

Revenue for the year ended December 31, 2007 was $6,890,777 compared to $6,716,360 in 2006, representing a 3% increase over the prior year. The Company reported a net loss available to common shareholders for the year ended 2007 of $1,616,804 ($0.05 per basic and diluted share), compared to a net loss available to common shareholders of $1,011,806 ($0.04 per basic and diluted share) in the previous year. The loss in 2007 was due primarily to a $1.1 million impairment expense related to exploration costs associated with the Company’s Canadian oil and gas properties, which resulted in ceiling test write downs.

GeoPetro has filed its 2007 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”). GeoPetro’s Form 10-K may be accessed on the SEC’s website at www.sec.gov and is also available on the SEDAR website at www.sedar.com. The Company has also filed its management's discussion and analysis and its audited annual financial statements for the years ended December 31, 2007, 2006 and 2005 with the Canadian securities regulatory authorities. Reference is made to the text of these documents for a complete description of GeoPetro's financial position and results as at and for the year ended December 31, 2007. These documents may be accessed under GeoPetro's profile on the SEDAR website at www.sedar.com.

GeoPetro Operations Update

The Company also announced that it has acquired a 15% non-operated working interest in approximately 2,000 gross acres of leases in Lavaca County, South Texas. A test well, the Willstar Eichhorn No. 1 well (the “Willstar well”), is presently drilling at a depth of 15,677 feet and is expected to be drilled to a total depth of 17,000 feet. The primary objective of this well is to test the Rochelle sands in the Lower Wilcox formation. Secondary objectives include the “10,500”, Peck, Dagg, Lampley and Massive sandstone formations in the Wilcox formation. The Willstar well is a vertical well located approximately 800 feet south of the Eichhorn Gas Unit No. 1 well drilled by Newfield Exploration Company (the “Newfield well”) in 2002. The Newfield well was completed in 2002 in the Lampley member of the Wilcox formation at an initial rate of 3.8 Mmcfgpd (million cubic feet of gas per day) and has produced approximately 0.9 Bcfg (billion cubic feet of gas). The Newfield well also encountered natural gas shows in the Rochelle, “10,500”, Peck, Dagg, and Massive members of the Wilcox formation which were not tested.

The prospect is known as the South Dry Hollow Project and is located in the Lower Wilcox Trend approximately fifteen miles north of the city of Victoria, Lavaca County, Texas. The prospect is located one mile south of the producing Dry Hollow Field. According to information furnished by the operator, the Peck, Dagg and Lampley Sands are found in the Dry Hollow Field at 11,000 feet to 12,500 feet and have produced in excess of 50 Bcfg and 400,000 barrels of condensate. The Rochelle and Massive Sands are found at 14,000 feet to 16,000 feet in the Dry Hollow Field and have cumulative production of over 110 Bcfg. The Dry Hollow Field has cumulative production to date in excess of 170 Bcfg. Individual wells have experienced sustained flow rates of up to 40 Mmcfgpd and cumulative production in excess of 15 Bcfg per well. The Hope Field, located two miles north of the Dry Hollow Field, has produced over 70 Bcfg from the Wilcox formation.

Removal of Trading Restrictions

As GeoPetro has disclosed previously, shares of its common stock that were sold to investors in Canada and elsewhere outside the United States in GeoPetro's March 30, 2006 initial public offering were subject to certain restrictions on resale to U.S. persons pursuant to Regulation S under the U.S. Securities Act of 1933. The resale restrictions expired on the second anniversary of the initial public offering, being March 30, 2008. Accordingly, holders of these shares (other than affiliates of GeoPetro) will no longer be restricted from selling the shares to U.S. persons.

GeoPetro has advised the TSX of the expiration of the transfer restrictions and is making arrangements to provide that the shares that trade on the TSX on and after March 30, 2008 will be represented by a DTC-eligible share certificate with a new CUSIP number. The changes affecting these shares will not have any effect on the GeoPetro's other common stock, including shares of common stock that currently trade on the American Stock Exchange. Quotation and trading of GeoPetro shares on the TSX will continue to be in U.S. dollars.

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed a producing property in its Madisonville Project in Texas. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

Cautionary Statements

This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

CONTACT:
GeoPetro Resources Company
Stuart J. Doshi, 415-398-8186 (President & CEO)
sdoshi@geopetro.com